Exhibit 10.10

AMENDMENT NO. 1 TO SEPARATION AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of this 29th day of May, 2018 (the “Effective Date”) and amends that certain Separation and Release Agreement, by and between Thomas Conforti (“Executive”) and Wyndham Worldwide Corporation, a Delaware corporation (the “Company”), dated effective as of the 28th day of July, 2018 (the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

RECITALS

WHEREAS, the Company and Executive previously entered into the Agreement; and

WHEREAS, pursuant to Section 4.1 of the Agreement, the Agreement may be amended in a writing signed by each of Executive and the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Section 2.2(b)(ii)(2) of the Agreement is hereby replaced in its entirety with the following language:

“to the extent not previously vested in accordance with their existing terms and conditions, all or a portion of the Executive’s PVRSUs (if any) for the performance period from January 1, 2016 through December 31, 2018 (the total number being 19,539 PVRSUs) and the Executive’s PVRSUs for the performance period from January 1, 2017 through December 31, 2019 (the total number being 17,419 PVRSUs) will vest upon completion of the Transaction, to the extent that the performance goals applicable to such PVRSUs are certified as achieved by the Compensation Committee of the Company’s Board of Directors as of the completion of the Transaction, with settlement pursuant to the Vesting Plan.  The Executive’s PVRSUs shall be settled in shares of Company common stock, net of shares withheld to satisfy applicable withholding taxes.”

2.                                      This Amendment shall only serve to amend and modify the Agreement to the extent specifically provided herein.  All terms, conditions, provisions and references of and to the Agreement which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained.  All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect.

3.                                      This Amendment shall not be amended, modified or supplemented except by a written instrument signed by the parties hereto.  The failure of a party to insist on strict adherence to any term of this Amendment on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this

Amendment.  No waiver of any provision of this Amendment shall be construed as a waiver of any other provision of this Amendment.  Any waiver must be in writing.

4.                                      This Amendment shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns.  This Amendment is personal to Executive, and Executive shall not assign or delegate his rights or duties under this Amendment, and any such assignment or delegation shall be null and void.

5.                                      This Amendment may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

WYNDHAM WORLDWIDE CORPORATION

By:	/s/ Mary Falvey
	Name:	Mary Falvey
	Title:	Chief Human Resources Officer

/s/ Thomas Conforti
Executive: Thomas Conforti